Exhibit 99.1

Index Oil and Gas Inc. Announces Results for Fiscal Year 2008: 200% Increase in Reserves, 255% Increase in Production and 273% Increase in Revenue

HOUSTON, May 21, 2008 (PrimeNewswire via COMTEX News Network) --
Index Oil and Gas Inc. (OTCBB:IXOG) ("Index" or "the Company") today announced a summary of results for the Fiscal Year (FY) ended March 31, 2008.

For the three key trailing metrics - reserves, production and revenue - Index reported year-on-year increases as follows:

* Reserves increased approximately 200% from 114,578 boe (barrels of oil equivalent) of proven reserves as of March 31, 2007 to 344,170 boe of proven reserves as of March 31, 2008. These reserve numbers are based on independent engineering reports as of the dates indicated and prepared in accordance with SEC standards. * Production rose approximately 255% from 8,075 boe for the FY ended March 31, 2007 to 28,626 boe for the FY ended of March 31, 2008. Total production in the fourth quarter of FY 2008 was 18,804 boe. * Oil and Gas Revenues increased approximately 273% from $457,046 for the FY ended March 31, 2007 to $1,705,593 (unaudited) for the FY ended March 31, 2008.

In addition, on February 28, 2008, the Company announced the completion of a $2.77 million private placement (gross) of common stock with warrants and the appointment of Ron Bain as the Senior Vice President of Exploration and Production (E&P).

A revised company presentation can be viewed at the website www.indexoil.com.

Lyndon West, CEO of Index, commented, "Our trailing metrics go some way to describing the year; the increases in reserves, production and revenue are satisfying results, albeit from a relatively modest starting point and with the benefit of increasing commodity prices.

"We sustained our history of drilling success rates while pursuing higher-impact prospects and remained debt free, except for ordinary course trade debt. We also raised $2.77 million in gross proceeds through a private placement in a very challenging fiscal environment and recruited highly experienced senior staff members to the Index team (including executives in E&P, Land & Operations, and Finance).

"Index is now fully funded to participate in our two key projects to date in FY 2009, West Wharton and Alligator Bayou. We are excited about our growth to date and prospects for the future. As we continue to explore opportunities for our Company, we will also continue to grow organically by developing our current properties."

Fiscal Year 2008 - 2009 Achievements and Outlook

During FY 2008, the Company participated as non-operator in six wells in Texas and Louisiana and eight in Kansas, its two operational areas.

Texas and Louisiana:

* The Outlar #1 well (West Wharton), Shadyside #1, Ducroz #1 (Cow Trap) , and Cason wells # 1-3 in Fern Lake were all drilled, completed and are currently producing. * The HNH #1 well in the Supple Jack Creek prospect is currently suspended pending further evaluation of potential logged pay intervals. * The Ilse well was suspended, and Index does not now expect to participate in any further operations.

In Kansas:

* The Company participated in eight wells during the year: six in the Seward / Drach areas (Stafford County) and two in the Katy area (Barton County). * Of the six wells drilled in Seward, three are currently producing. * The two wells in the Katy area are currently being completed as producers.

Looking ahead, Index views the West Wharton project as potentially very significant for the Company having existing leases on up to five well-defined prospects. Index has agreed to participate in the second well (Stewart #1) in the project area, which has now commenced drilling operations.

In addition, Index recently announced the commencement of the Armour-Runnells #1 well (May 1, 2008) in the Alligator Bayou prospect, which the Company anticipates to be the highest impact (and highest risk) well in the Company's portfolio.

Regarding Shadyside, during FY 2008, Index doubled its equity position prior to testing, which proved the correct decision based on currently proven volumes. The Ducroz (Cow Trap) well, although producing, came in below expectation in terms of volumes. The Cason wells in Fern Lake, East Texas, are proving to be challenging in terms of volumes and maintaining production levels. The Shadyside and Ducroz wells will be single well projects.

The Company is currently contemplating a plan to divest its non-core assets in Kansas to create more financial flexibility to fund higher impact projects.

Building on its FY 2008 growth and debt-free basis (except for ordinary course trade debt), the Company has now become operating cash positive and targets being earnings positive from the end of FY 2009. Management also will pursue appropriate opportunities to acquire or merge with businesses that share Index's risk-balanced approach to drilling opportunities and whose assets will enhance the Company's growth and shareholder value.

About Index Oil and Gas

Index Oil and Gas Inc. (OTCBB:IXOG) is a dynamic oil and gas exploration and production Company, with onshore activities primarily in Texas, Louisiana, and Kansas and offices in Houston. The Company's goal is to generate increasing reserves and cash flow from a portfolio of moderate and higher risk potential prospects. After successfully focusing on lower risk prospects to build reserves and near term cash flow in FY 2007 (ended March 31, 2007), Index embarked upon a drilling program in FY 2008 of a balanced, risk-managed portfolio of prospects designed to generate significantly higher reserves and production. The Company has a successful drilling record and intends to grow its existing asset base and revenues through further investment in the U.S.

To find out more about Index Oil and Gas (OTCBB:IXOG), please visit the Company's Web site at http://www.indexoil.com. To sign up to receive news about the company as it becomes available, please contact Adam Brooks at abrooks@cfsg1.com or at 1-800-625-2236.

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This document may also contain other ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. Because the information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

For a description of risks and other factors that may affect the Company's results of operations and financial performance, see the Company's reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB for the fiscal year ended March 31, 2007 and Company's quarterly reports on Forms 10-Q, copies of which may be obtained from the SEC's website at http://www.sec.gov.

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: Index Oil and Gas Inc.

Consulting For Strategic Growth 1 Investor Relations: Stanley Wunderlich, CEO 1-800-625-2236 Fax: 1-646-205-7771 info@CFSG1.com www.cfsg1.com EVP Media Media Relations: Daniel Stepanek 1-646-205-7767 Fax: 1-646-205-7771 dstepanek@cfsg1.com
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